Exhibit 99.1

CONTACTS:

Investor Relations: Carole Curtin carole.curtin@twtelecom.com 303-566-1000	Media Relations: Patrick Mulcahy patrick.mulcahy@twtelecom.com 303-566-1470

Time Warner Telecom Announces Closing of Convertible Debentures Offering and Underwriters’ Exercise of Over-allotment Option

LITTLETON, Colo. (March 29, 2006) – Time Warner Telecom Inc. (NASDAQ: TWTC) today announced that it has closed its previously announced underwritten public offering of 2.375% Convertible Senior Debentures due 2026. Time Warner Telecom sold a total of $373,750,000 in aggregate principal amount of the debentures, which included $48,750,000 sold pursuant to the underwriters’ exercise in full of their over-allotment option. The debentures are convertible at any time on or before March 31, 2026 into Time Warner Telecom Class A common stock, cash, or a combination of cash and Class A common stock, at the option of Time Warner Telecom, at an initial conversion rate of 53.6466 shares of Class A common stock per $1,000 principal amount of debentures.

Time Warner Telecom may redeem all or a portion of the debentures for cash at any time on or after April 6, 2013 at a redemption price equal to the principal amount of the debentures to be redeemed plus accrued and unpaid interest, if any, to the redemption date. Holders may require Time Warner Telecom to repurchase their debentures on April 1, 2013, April 1, 2016 or April 1, 2021 or upon the occurrence of a designated event at a repurchase price equal to the principal amount of the debentures to be repurchased plus accrued and unpaid interest, if any, to the repurchase date.

Net proceeds from the offering were approximately $363 million. Time Warner Telecom intends to use the net proceeds of the offering, plus approximately $57 million of cash on hand, to redeem all of the outstanding $400 million in aggregate principal amount of its 10 1/8% Senior Notes due 2011. The redemption price will be 105.063% of par, which equates to a premium of approximately $20 million. The Company expects the redemption to occur in May 2006, and estimates that the effective annual interest savings from the redemption would be approximately $32 million, excluding transaction costs and deferred loan fees.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality, service, and improved business productivity. Please visit www.twtelecom.com for more information.

Legal Notice Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release are discussed in our reports filed with the Securities and Exchange Commission. Any forward-looking statement is qualified by reference to these risks and factors. These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release. Additional information regarding these and other factors may be contained in the Company’s SEC filings, including without limitation, the Company’s Form 10-K for its fiscal year ended December 31, 2005. The Company’s filings are available from the Securities and Exchange Commission or may be obtained on the Company’s website at www.twtelecom.com.